Alcoa and subsidiaries                                 EXHIBIT 12

        Computation of Ratio of Earnings to Fixed Charges
             For the six months ended June 30, 1996
                   (in millions, except ratio)

                                                             1996
                                                             ----
Earnings:
   Income before taxes on income                          $  657.7
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                 1.8
   Equity income                                             (18.0)
   Fixed charges                                              82.1
   Proportionate share of income of 50%-owned persons         15.2
   Distributed income of less than 50%-owned persons           -

   Amortization of capitalized interest                       11.9
                                                           -------
      Total earnings                                      $  750.7

Fixed Charges:
   Interest expense:
      Consolidated                                        $   65.7
      Proportionate share of 50%-owned persons                 2.5
                                                           -------
                                                              68.2
                                                           -------
   Amount representative of the interest factor in rents:
      Consolidated                                            13.7
      Proportionate share of 50%-owned persons                  .2
                                                           -------
                                                              13.9
                                                           -------

   Fixed charges added to earnings                            82.1
                                                           -------

   Interest capitalized:
      Consolidated                                             1.8
      Proportionate share of 50%-owned persons                 -
                                                           -------
                                                               1.8
                                                           -------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                              -
                                                           -------

      Total fixed charges                                 $   83.9
                                                           =======

Ratio of earnings to fixed charges                             8.9
                                                           =======

                                 22